Exhibit 10.2

AMENDMENT NO. 1

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WITH

DANIEL A. BERGERON

This Amendment No. 1 to Amended and Restated Employment Agreement (this “Amendment”) is dated as of June 23, 2026 and is made between RBC Bearings Incorporated, a Delaware corporation (“Employer” or the “Company”), and Daniel A. Bergeron (“Employee”). Employer and Employee previously entered into that certain Amended and Restated Employment Agreement dated as of June 27, 2024 (the “Agreement”), and the parties now desire to amend the Agreement as set forth in this Amendment. Therefore, Employer and Employee hereby amend the Agreement as hereinafter set forth.

1.	Amendment of Section 3(b).

(a)	Section 3(b)(ii) of the Agreement is hereby amended by replacing the reference therein to “the closing price per share of the Common Stock on the award date” with “the Closing Stock Price.”

(b)	Section 3(b)(iii) of the Agreement is hereby amended by replacing the reference therein to “the closing price per share of the Common Stock on the award date” with “the Closing Stock Price.”

2.	Amendment of Section 5(e)(v). Section 5(e)(v) of the Agreement is hereby deleted in its entirety and replaced with the follows:

(v)	If an Equity Vesting Triggering Event occurs, all restricted stock, stock option awards, and any other equity or equity-based awards that have been Granted to Employee shall immediately and fully vest and all such vested stock options grants shall be exercisable by Employee on or before the day which is 39 months from the initial grant date, in the case of stock option grants with three-year vesting, and on or before the day which is 63 months from the initial grant date in the case of stock option grants with five-year vesting, but in no event later than the expiration date as set forth in the applicable stock option award agreement(s). If an Equity Vesting Triggering Event occurs, a pro rata portion of the shares of stock, stock options and other equity or equity-based awards that have then been Conditionally Awarded to Employee shall be immediately Granted utilizing (i) the target level of the performance goals and Management Objectives applicable to such shares of stock, stock options and other equity or equity-based awards for the relevant performance period, except that for any such awards that are based on TSR performance against the Peer Group, achievement of the Peer Group average will be utilized, and (ii) the Closing Stock Price; the proration will account for the number of days that Employee was actually employed during such performance period. The shares of stock, stock options and equity or equity-based awards granted pursuant to the immediately preceding sentence shall immediately and fully vest, such stock options will have an exercise price equal to the Company’s closing stock price on the termination date, and such stock options shall be exercisable by Employee on or before the day which is 39 months from their grant date. Approval of this Agreement by the Company’s Board Compensation Committee shall be deemed approval of the amendments of the restricted stock, stock option and equity or equity-based award grants as provided above for all purposes under the RBC Long-Term Equity Incentive Plans as amended or any subsequent long-term equity incentive plan approved by and on behalf of the Company. The more favorable grant/vesting provisions for Employee contained in this subsection (v) as compared to those contained in Schedule B shall apply (not on an aggregate basis, but on an award-by-award basis). That is, each award or potential award will be analyzed on an individualized basis to determine whether this subsection (v) provides better treatment than that contained in Schedule B, and the better treatment will be provided to Employee (and the award or potential award, as the case may be) whether contained in this subsection (v) or in Schedule B.

3.	Amendment of Section 8.

(a)	The definition of Adjusted Operating Income in Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Adjusted Operating Income” shall mean the Company’s operating income for a given fiscal year adjusted to eliminate the effects of Adjustment Items occurring in the Three-Year Cycle and the cumulative effect of tax or accounting changes related to such Adjustment Items, as determined in accordance with U.S. GAAP.

(b)	Section 8 of the Agreement is hereby amended by adding the following definitions:

“Adjusted Debt” means the Company’s debt as of the end of a given fiscal year minus the debt incurred to complete all acquisitions during the Three-Year Cycle.

“Adjusted Cash” means the Company’s cash as of the end of a given fiscal year adjusted for divestitures and acquisitions occurring in the Three-Year Cycle as follows: (i) cash at the end of such fiscal year minus (ii) cash received from such divestitures plus (iii) cash expended to complete such acquisitions plus (iv) cash used during such Three-Year Cycle to pay interest on debt incurred to complete such acquisitions minus (v) cash of each acquired business as of the closing date of the acquisition minus (vi) cash generated by each acquired business from the closing date of the acquisition through the end of such Three-Year Cycle plus (vii) cash contributed by the Company to each acquired business from the closing date of the acquisition through the end of such Three-Year Cycle.

“Adjustment Items” means asset impairments, restructurings, acquisitions, divestitures, various unusual or non-recurring items, and plant closing costs.

“Closing Stock Price” with respect to any award of equity pursuant to this Agreement means the average of the closing price of the Common Stock on the New York Stock Exchange for the 180 calendar days immediately prior to the filing of the Company’s Annual Report on Form 10-K that precedes the date of such award, except that for purposes of any equity award made pursuant to Section 5(e)(v) the Closing Stock Price means the average of the closing price of the Common Stock on the New York Stock Exchange for the 180 calendar days immediately prior to the date of the termination that triggers such award.

“Three-Year Cycle” means, with respect to any fiscal year, the Long-Term Performance Period that includes such fiscal year.

(c)	The definition of ROIC in Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

“ROIC” shall mean Adjusted Operating Income divided by equity plus Adjusted Debt less Adjusted Cash.

4.	Ratification. Except as set forth above, all the terms of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

EMPLOYER:		EMPLOYEE:
RBC Bearings Incorporated

By:	/s/ Dolores J. Ennico	/s/ Daniel A. Bergeron
Dolores Ennico		Daniel A. Bergeron
Chairwoman, Compensation Committee